Exhibit 3.1

Amendment to the By-Laws of 1st Constitution Bancorp,

as amended February 21, 2003, October 18, 2007 and March 17, 2016

Article II, Section 2 shall be amended and restated in its entirety as follows:

SECTION 2. NUMBER OF DIRECTORS. The entire board shall consist of that number of directors, not less than one nor more than twenty-five, as may from time to time be prescribed by the Board. Directors shall be at least twenty-one years of age and need not be United States citizens or residents of New Jersey or shareholder of the Corporation.